Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated September 13, 2011 accompanying the financial statements of Patriot Gold Corp.   We consent to the incorporation by reference in the registration statement of the aforementioned report.

/s/ Robison, Hill & Co.
Robison, Hill & Co.
Certified Public Accountants
Salt Lake City, Utah
July 19, 2012